Exhibit 99.1

Contact:

Big 5 Sporting Goods Corporation

Barry Emerson

Sr. Vice President and Chief Financial Officer

(310) 536-0611

ICR, Inc.

John Mills

Managing Partner

(646) 277-1254

BIG 5 SPORTING GOODS CORPORATION ANNOUNCES FISCAL 2019 FIRST QUARTER RESULTS

•	Increased Same Store Sales 4.6% in Fiscal 2019 First Quarter

•	Reduced Borrowing Levels Year-Over-Year by 34% or $23.5 Million

•	Declares Quarterly Cash Dividend of $0.05 per Share

EL SEGUNDO, Calif., April 30, 2019 — Big 5 Sporting Goods Corporation (Nasdaq: BGFV) (the “Company”), a leading sporting goods retailer, today reported financial results for the fiscal 2019 first quarter ended March 31, 2019.

Net sales for the fiscal 2019 first quarter increased to $245.3 million compared to net sales of $234.2 million for the first quarter of fiscal 2018. Same store sales increased 4.6% for the first quarter of fiscal 2019. Net and same store sales comparisons year-over-year reflect a small positive impact as a result of the calendar shift of the Easter holiday, when the Company’s stores are closed, into the second quarter of fiscal 2019 from the first quarter of fiscal 2018.

Gross profit for the fiscal 2019 first quarter increased to $75.9 million from $72.7 million in the first quarter of the prior year. The Company’s gross profit margin was 30.9% in the fiscal 2019 first quarter versus 31.1% in the first quarter of the prior year. Merchandise margins increased one basis point for the quarter compared to the prior year period. The decrease in gross profit margin largely reflects lower distribution costs capitalized into inventory as a result of reduced inventory levels, which was offset by reduced occupancy and warehouse expense as a percentage of net sales.

Selling and administrative expense as a percentage of net sales decreased to 29.6% in the fiscal 2019 first quarter from 31.4% in the first quarter of the prior year. Overall selling and administrative expense for the quarter decreased $0.9 million from the prior year primarily due to lower print advertising and employee benefit-related expenses, partially offset by higher store labor expense reflecting minimum wage increases as well as higher payment card transaction fees associated with the higher sales volume versus the prior year.

Net income for the first quarter of fiscal 2019 was $1.7 million, or $0.08 per diluted share, including a charge of $0.02 per diluted share for the write-off of deferred tax assets related to share-based compensation. For the first quarter of fiscal 2018, net loss was $1.3 million, or $0.06 per share, including a $0.01 per share charge for the write-off of deferred tax assets.

The Company’s revolving credit borrowings were $45.4 million as of the end of the fiscal 2019 first quarter, which reflects a reduction of $23.5 million versus the same period in the prior year and a reduction of $19.6 million compared to the end of the prior fiscal year. The Company’s merchandise inventories declined 7.7% on a per-store basis as of the end of the first quarter compared to the prior year period. The resulting working capital improvements in inventory and accounts payable, as well as higher net income, drove a $21.4 million increase in operating cash flow in the fiscal 2019 first quarter to $12.5 million, compared to an $8.9 million use of cash in the first quarter of fiscal 2018.

“Our strong first quarter sales resulted in solid earnings growth and allowed us to substantially strengthen our balance sheet by reducing both inventory and borrowing levels. Our model, which is built on providing the optimal mix of value, selection, service and convenience, enabled us to capitalize on favorable seasonal winter conditions and achieve a remarkable sell-down of our winter merchandise,” said Steven G. Miller, the Company’s Chairman, President and Chief Executive Officer. “While our current sales trends are somewhat difficult to read due to the volatility of this year’s weather and the later timing of Easter this year, it appears that our business is being impacted by softness in our overall consumer environment. That said, we feel well-positioned from a merchandise and promotional perspective for the key selling period during the quarter, which includes Memorial Day, Father’s Day and the start of the summer season. Given that weather was generally unfavorable last year during these periods, we believe that there exists upside opportunity over the balance of the quarter.”

Quarterly Cash Dividend

The Company’s Board of Directors has declared a quarterly cash dividend of $0.05 per share of outstanding common stock, which will be paid on June 14, 2019 to stockholders of record as of May 31, 2019.

Guidance

For the fiscal 2019 second quarter, the Company expects same store sales to be in the low negative to low positive single-digit range and loss per share to be in the range of $0.04 to $0.12. This compares to a same store sales decrease of 2.1% and a loss per share of $0.01 in the second quarter of fiscal 2018. Fiscal 2019 second quarter guidance reflects the combined negative impact of calendar shifts associated with the Easter holiday, during which the Company’s stores are closed, from the first quarter of fiscal 2018 and into the second quarter of fiscal 2019, and with the Fourth of July holiday, which will move one day further into the third quarter this year.

Store Openings

During the first quarter of fiscal 2019, the Company closed three stores, ending with 433 stores in operation. During the fiscal 2019 second quarter, the Company expects to open one new store. For the fiscal 2019 full year, the Company continues to anticipate opening approximately five new stores and closing approximately four stores.

Conference Call Information

The Company will host a conference call and audio webcast today, April 30, 2019, at 2:00 p.m. Pacific (5:00 p.m. ET), to discuss financial results for the first quarter of fiscal 2019. To access the conference call, participants in North America should dial (888) 208-1711 and international participants may dial (323) 994-2082. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will also be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.big5sportinggoods.com. Visitors to the website should select the “Investor Relations” link to access the webcast. The webcast will be archived and accessible on the same website for 30 days following the call. A telephone replay will be available through May 7, 2019 by calling (844) 512-2921 to access the playback; the passcode is 8369872.

About Big 5 Sporting Goods Corporation

Big 5 is a leading sporting goods retailer in the western United States, operating 433 stores under the “Big 5 Sporting Goods” name as of the fiscal quarter ended March 31, 2019. Big 5 provides a full-line product offering in a traditional sporting goods store format that averages 11,000 square feet. Big 5’s product mix includes athletic shoes, apparel and accessories, as well as a broad selection of outdoor and athletic equipment for team sports, fitness, camping, hunting, fishing, tennis, golf, winter and summer recreation and roller sports.

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties and other factors that may cause Big 5’s actual results in current or future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, changes in the consumer spending environment, fluctuations in consumer holiday spending patterns, increased competition from e-commerce retailers, breach of data security or other unauthorized disclosure of sensitive personal or confidential information, the competitive environment in the sporting goods industry in general and in Big 5’s specific market areas, inflation, product availability and growth opportunities, changes in the current market for (or regulation of) firearm-related products, disruption in product flow, seasonal fluctuations, weather conditions, changes in cost of goods, operating expense fluctuations, increases in labor and benefit-related expense, changes in laws or regulations, including those related to tariffs and duties, lower than expected profitability of Big 5’s e-commerce platform or cannibalization of sales from Big 5’s existing store base which could occur as a result of operating the e-commerce platform, litigation risks, stockholder campaigns and proxy contests, risks related to Big 5’s leveraged financial condition, changes in interest rates, credit availability, higher expense associated with sources of credit resulting from uncertainty in financial markets and economic conditions in general. Those and other risks and uncertainties are more fully described in Big 5’s filings with the Securities and Exchange Commission, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Big 5 conducts its business in a highly competitive and rapidly changing environment. Accordingly, new risk factors may arise. It is not possible for management to predict all such risk factors, nor to assess the impact of all such risk factors on Big 5’s business or the extent to which any individual risk factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Big 5 undertakes no obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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FINANCIAL TABLES FOLLOW

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except share amounts)

	March 31, 2019	December 30, 2018
ASSETS
Current assets:
Cash	$5,299	$6,765
Accounts receivable, net of allowances of $41 and $28, respectively	10,743	14,184
Merchandise inventories, net	296,239	294,900
Prepaid expenses	7,168	9,224

Total current assets	319,449	325,073

Operating lease right-of-use assets, net	254,605	—
Property and equipment, net	73,566	76,488
Deferred income taxes	14,041	14,543
Other assets, net of accumulated amortization of $1,837 and $1,772, respectively	3,347	3,457

Total assets	$665,008	$419,561

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$103,273	$80,613
Accrued expenses	58,288	67,659
Current portion of operating lease liabilities	60,708	—
Current portion of finance lease liabilities	2,228	2,322

Total current liabilities	224,497	150,594

Operating lease liabilities, less current portion	205,491	—
Finance lease liabilities, less current portion	4,941	4,823
Long-term debt	45,411	65,000
Deferred rent, less current portion	—	14,615
Other long-term liabilities	9,233	9,668

Total liabilities	489,573	244,700

Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value, authorized 50,000,000 shares; issued 25,274,685 and 25,074,307 shares, respectively; outstanding 21,624,472 and 21,424,094 shares, respectively	252	250
Additional paid-in capital	118,666	118,351
Retained earnings (1)	99,044	98,787
Less: Treasury stock, at cost; 3,650,213 and 3,650,213 shares, respectively	(42,527)	(42,527)

Total stockholders’ equity	175,435	174,861

Total liabilities and stockholders’ equity	$665,008	$419,561

(1)	In the first quarter of fiscal 2019, the Company recorded an after-tax decrease to beginning retained earnings of $0.3 million for a change in accounting principle related to leases.

BIG 5 SPORTING GOODS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	13 Weeks Ended
	March 31, 2019	April 1, 2018
Net sales	$245,286	$234,178
Cost of sales	169,410	161,452

Gross profit	75,876	72,726
Selling and administrative expense	72,611	73,488

Operating income (loss)	3,265	(762)
Interest expense	776	656

Income (loss) before income taxes	2,489	(1,418)
Income tax expense (benefit) (1)	825	(109)

Net income (loss) (1)	$1,664	$(1,309)

Earnings (loss) per share:
Basic (1)	$0.08	$(0.06)

Diluted (1)	$0.08	$(0.06)

Dividends per share	$0.05	$0.15

Weighted-average shares of common stock outstanding:
Basic	21,029	20,942

Diluted	21,054	20,942

(1)

In the first quarter of fiscal 2019 and 2018, the Company recorded a charge of $0.3 million, or $0.02 per diluted share, and $0.2 million, or $0.01 per share, respectively, to write-off deferred tax assets related to share-based compensation.